As filed with the Securities and Exchange Commission on December 5, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCANSOURCE, INC.

(Exact name of registrant as specified in its charter)

SOUTH CAROLINA	6 Logue Court Greenville, South Carolina 29615	57-0965380
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)	(I.R.S. Employer Identification Number)

SCANSOURCE, INC.

EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

John J. Ellsworth

Vice President, General Counsel and Corporate Secretary

ScanSource, Inc.

6 Logue Court

Greenville, South Carolina 29615

(864) 288-2432

(Name, address and telephone number, including area code,

of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated Filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, no par value	100,000	$41.64	$4,164,000	$537

(1)	This Registration Statement also registers additional securities to be offered or issued upon adjustment or changes made to the registered securities by reason of any stock splits, stock dividends or similar transactions as permitted by Rule 416 (a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 457(c) and (h)(1), based on the average ($41.64) of the high ($42.21) and low ($41.07) prices of the Company’s common stock on December 3, 2013, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE

ScanSource, Inc. (the “Company”) has prepared this Registration Statement (the “Registration Statement”) in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register an aggregate of 100,000 shares of common stock of the Company authorized for issuance under the Company’s Employee Stock Purchase Plan (the “Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registration Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of this Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the Commission on August 26, 2013;

(b) The information contained in the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on October 18, 2013 and incorporated into Part III of the Company’s Annual Report on Form 10-K for the year ended June 30, 2013;

(c) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Commission on November 1, 2013;

(d) The Company’s Current Reports on Form 8-K filed with the Commission on August 22, 2013 (solely with respect to the information provided under Item 2.06), October 18, 2013, November 8, 2013 and November 15, 2013;

(e) The description of the Company’s Common Stock, no par value, contained in the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the Commission on October 5, 1995, including any amendment or report filed for the purpose of updating such description; and

(f) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the period referred to in (a), above.

All documents subsequently filed by the Company with the Commission under Sections 13(a), 13(c), 14 and 15(d), as applicable, of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration

Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 33-8-500 et seq. of the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), provides the Company with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. The SCBCA also mandates the indemnification of the Company’s directors, unless limited by a company’s articles of incorporation, who are wholly successful on the merits in the defense of any proceeding to which the director was a party because he or she is or was a director of the Company against reasonable expenses incurred by his or her in connection with the proceeding. As permitted by the SCBCA, the Company’s Amended and Restated Articles of Incorporation, as amended, provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct or a knowing violation of law, (iii) for any unlawful distribution as set forth in Section 33-8-330 of the SCBCA or (iv) for any transaction from which the director derived an improper personal benefit. These provisions may have the effect in certain circumstances of reducing the likelihood of derivative litigation against directors. While these provisions eliminate the right to recover monetary damages from directors except in limited circumstances, rights to seek injunctive or other non-monetary relief is not eliminated.

The Company’s Amended and Restated Bylaws also provide the Company with the power and authority to the fullest extent legally permissible under the SCBCA to indemnify its directors and officers, persons serving at the request of the Company or for its benefit as directors or officers of another corporation, and persons serving as the Company’s representatives in certain circumstances (regardless of whether such proceeding is by or in the right of the Company) against all expenses, liabilities and losses, including attorneys’ fees, judgments, fines and amounts paid in settlement, that are suffered or reasonably incurred in connection with the person’s service. The Company’s Bylaws mandate indemnification of such persons in certain circumstances and set forth such indemnification provisions as a contractual right of such persons. However, such right is not exclusive of any other right which a director, officer or representative may have or acquire. Directors, officers and representatives are further entitled to any respective rights of indemnification under any bylaw, agreement, vote of shareholders, insurance, provision of law or otherwise, in addition to the indemnification rights outlined in the Company’s Amended and Restated Bylaws. Unless a determination has been made that indemnification is not permissible, and upon receipt of any written affirmation required by the SCBCA from the director, officer or representative to be indemnified, the Company shall make advances and reimbursements for expenses incurred by such person in a proceeding upon receipt of an undertaking from such person to repay the same if it is ultimately determined that such person is not entitled to indemnification.

In addition, the Company maintains directors’ and officers’ liability insurance covering some liabilities for actions taken by directors and officers in their capacities as such.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following exhibits are filed as a part of this Registration Statement:

Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company and Articles of Amendment Amending the Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004).

4.2	Amended and Restated Bylaws of the Company, effective December 5, 2008 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2008).

4.3	Specimen Certificate of Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on February 7, 1994).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on signature page).

99	ScanSource, Inc. Employee Stock Purchase Plan.

The shares of common stock of the Company offered and sold pursuant to the Plan are purchased by the Plan administrator or designated broker in open market transactions. In accordance with Item 8(a) of Form S-8, no opinion of counsel as to the legality of the securities has been provided because no original issuance or treasury shares have been, or are intended to be, issued by the Company under the Plan. In the event the Company elects to issue shares of common stock to the Plan in the future, the Company intends to file a post-effective amendment with an opinion of counsel regarding the legality of the shares of common stock that may be issued to the Plan by the Company.

Item 9.	Undertakings.

(a)	The undersigned Company hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Company hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), ScanSource, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on this 5th day of December, 2013.

SCANSOURCE, INC.

By:	/s/ John J. Ellsworth
John J. Ellsworth Vice President, General Counsel and Corporate Secretary

Each of the undersigned, being a director and/or officer of ScanSource, Inc. (the “Company”), hereby nominates, constitutes and appoints Michael L. Baur and John J. Ellsworth, or either one of them severally, to be his true and lawful attorney-in-fact and to sign in his name and on his behalf in any and all capacities stated below, and to file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-8 (the “Registration Statement”) or other appropriate form relating to the issuance of certain shares of the common stock, no par value, of the Company (the “Common Stock”) in connection with the ScanSource, Inc. Employee Stock Purchase Plan and to file any and all amendments, including post-effective amendments, exhibits and other documents and instruments in connection therewith, to the Registration Statement, making such changes to the Registration Statement as such attorney-in-fact deems appropriate, and generally to do all such things on his behalf in any and all capacities stated below to enable the Company to comply with the provisions of the Securities Act and all requirements of the Commission.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of December 5, 2013.

/s/ Steven R. Fischer		/s/ Michael L. Baur
Name:	Steven R. Fischer	Name:	Michael L. Baur
Title:	Chairman of the Board	Title:	Director and Chief Executive Officer (principal executive officer)

/s/ Charles A. Mathis		/s/ Gerald Lyons
Name:	Charles A. Mathis	Name:	Gerald Lyons
Title:	Senior Vice President and Chief Financial Officer (principal financial officer)	Title:	Senior Vice President of Finance and Principal Accounting Officer (principal accounting officer)

/s/ Michael J. Grainger		/s/ John P. Reilly
Name:	Michael J. Grainger	Name:	John P. Reilly
Title:	Director	Title:	Director

/s/ Charles R. Whitchurch
Name:	Charles R. Whitchurch
Title:	Director

EXHIBIT INDEX

to

Registration Statement on Form S-8 of

ScanSource, Inc.

Number	Description

4.1	Amended and Restated Articles of Incorporation of the Company and Articles of Amendment Amending the Amended and Restated Articles of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004).

4.2	Amended and Restated Bylaws of the Company, effective December 5, 2008 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 9, 2008).

4.3	Specimen Certificate of Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form SB-2 filed with the Commission on February 7, 1994).

23.2	Consent of Ernst & Young LLP.

24	Powers of Attorney (included on signature page).

99	ScanSource, Inc. Employee Stock Purchase Plan.